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                                                                    EXHIBIT 10.7

                              CRAY RESEARCH, INC.
                           PERFORMANCE INCENTIVE PLAN
                             AMENDED MARCH 28, 1995

    The purpose of the Performance Incentive Plan is to recognize and reward employees of Cray Research, Inc. and its subsidiaries (the "Company") for contributions to the success of the Company's annual business objectives.
Incentive awards are based on performance results compared to annually established plan goals. The Plan shall be administered by the Compensation and Development Committee of the Board of Directors.

OBJECTIVES

- Promote strong linkages (between employee contributions and overall business unit and Company performance) that enhance shareholder value.

- Reward individual performance that directly supports the achievement of the business units' and the Company's annual business objectives.

- Reward and recognize innovation and creativity in accomplishing business objectives.

- Attract and retain the critical technical and leadership talent necessary for the Company's success.

- Provide the opportunity for significant compensation based on individual and Company annual performance without increasing compensation fixed costs.

- More closely align employee and officer interests with that of shareholders.

ELIGIBILITY

    All employees will be automatically eligible for participation in the plan. With the approval of the CEO or President, some employees may be excluded from participation in the plan.

    Group levels are as follows:

GROUP       GRADES
----------  --------------------------------------------------------------------
Group 0     Employees excluded from participation with the approval of the CEO or President.
Group 50    Grades not specified below
Group 1     A6, A7, CS4, CS5, F5, F6, H8, H9, IN4, IN5, S7, S8, XA4, XH3
Group 2     A8, A9, CS6, CS7, F7, F8, H10, H11, IN6, IN7, S9, S10, XA5, XF4,
            XJ4, XJ5
Group 3     A10, A11, S11, S12, H12, H13
Group 4     A12
Group 5     A13, A14
Group 6     A15
Group 7     A16

PERFORMANCE TARGETS

    A Company measure will be determined and performance levels established by the Compensation and Development Committee upon recommendation by the Chief Executive Officer or President. A

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measure  for each participating  business unit will  be established annually and approved by the Chief Executive Officer or President. Concurrently, minimum and maximum levels of performance will be determined for use in calculating awards under the Plan.

PERFORMANCE RESULTS

    The Chief Executive Officer or President will recommend to the Compensation and Development Committee for approval the performance on the past year's Company performance target at the first meeting of each calendar year. Business units' past year's performance will be approved by the Chief Executive Officer or President in January and reviewed by the Compensation and Development Committee.

DETERMINATION AND PAYMENT OF AWARDS

    All participants will have their awards determined by Company and business unit performance.

    Employees in Groups 50, 1, 2, 3 and 4 will have a component of their awards based on performance against individual objectives. Performance objectives for these participants will be based on the performance of specific job responsibilities that support the achievement of Company and business unit objectives. At the beginning of the Plan year, these participants, will work with their managers, to develop measurable objectives to be used in determining individual performance. Each participant and his/her manager will work throughout the year to ensure on-going relevancy of objectives, reflecting changing business conditions. At the end of the Plan year, each participant's manager will assess performance against objectives and recommend an individual award percentage which accurately reflects the individual's performance; these recommendations are submitted to the appropriate Vice President for review and approval. If individual objectives are not met, adjustment in the individual award percentage will be made down to the minimum level of zero. If individual objectives are exceeded, adjustments up to the maximum level are to be made. The full range of awards, from minimum to maximum, is expected to be utilized by those making award recommendations. Executive management endorsement is also required prior to final approval by the Chief Executive Officer or President.

    Following approval of Company and business unit objectives and the satisfaction of eligibility requirements, each participant will be notified of the manner by which his or her award will be determined, the range of possible awards, and other appropriate information.

    The individual payout under this Plan is expressed as a percentage of eligible wages. For the purposes of this Plan, eligible wages for Groups 1-7 include regular pay, overtime pay, shift differential pay, stand-by pay, short-term disability paid by Cray Research, personal time and holiday time. It does not include income from commissions, quota attainment payments, annual incentive plan payouts, the Cash Bonus Program, discretionary awards, imputed income, or any amount included on an employee's W-2 for the grant or exercise of a stock option. It does not include allowances or reimbursement for expenses, merchandise discounts or other similar remunerations. Eligible wages for Group 50 is the same as for Groups 1-7 with the addition of commissions and quota attainment payments.

    The individual award percentage range will be established for each employee based on his or her level of participation. The minimum award for any participant is 0%, the maximum award will be the highest award opportunity for an employee in a given level.

    To be eligible to receive an award payment, participants in the Plan must be an employee of the Company on the last business day of the year. In the event of death or disability, a prorated award will be made to the participant or the participant's estate based on the eligible wages of the employee at time of death or disability, Company and business unit performance for the year, and the individual's target.

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    No  award  payments  will  be  made to  any  Plan  participants  if payments calculated under the terms of the Plan would result in a loss for the fiscal year with respect to which payments are made or the stated minimum level of company performance is not achieved.

    Award payments will be made in cash except that employees in Groups 50, 1, 2, and 3, may take up to 50% of the award in common stock of the Company at the participant's election, not withstanding awards to officers who are subject to the reporting requirements of Section 16b of the Securities and Exchange Act of 1934 shall be paid only in cash. Elections must be made prior to the end of the current calendar year, with payments anticipated at the end of February, unless otherwise determined by the Compensation and Development Committee.

    Awards paid in stock will be based on the closing market price of the stock on the first working day of February of the new year, discounted by 15%. In addition, individual participants who are eligible to participate in the Deferred Compensation Plan may defer (prior to the end of the current calendar year) all or any portion of their bonus to be paid. Participants will be advised in writing of the status of the deferred account. Awards are not transferable.

    The Compensation and Development Committee shall approve elected officer awards.

NUMBER OF SHARES RESERVED FOR ISSUANCE

    A total of 500,000 shares of the Company's common stock, one dollar par value, has been reserved for issuance to employees participating under the Plan.

ADJUSTMENT OF SHARES

    In the event of a recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the common stock of the Company, appropriate equitable share and price adjustments shall be made to awards and the Plan to prevent dilution or enlargement of rights.

AMENDMENT

    The Board of Directors reserves the right to amend or cancel the Plan at any time.

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